[Letterhead of SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC]

August 28, 2014

Coates International, Ltd.

Highway 34 & Ridgewood Road

Wall Township, New Jersey 07719

Gentlemen:

You have requested our opinion as counsel for Coates International, Ltd., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 40,000,000 shares of the Company’s common stock, par value $0.0001 per share, that are to be issued to Southridge Partners II, LP (the “Shareholder”) pursuant to that certain equity purchase agreement dated July 2, 2014 (the “Offering”) and resold pursuant to this Registration Statement.

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement which includes the prospectus;
(b)	the certificate of an Officer of the Company dated August 18, 2014 (the “Officer’s Certificate”);
(c)	a Board of Directors resolution approving the filing of the S-1 Registration Statement to register the shares under the Offering;

(b)       the executed agreements by which the Shareholder acquired its interests through the Offering;

(c)       the restated Certificate of Incorporation of the Company dated December 27, 1991, and subsequent amendments filed on May 22, 2000 and August 31, 2001; and

(d)       a Good Standing Certificate from the Secretary of State of Delaware as of August 18, 2014.

In each instance we have relied upon the content of each of the documents set forth above, and have relied upon the content of the Officer’s Certificate.  In reliance thereon, and based upon our review of the foregoing, it is our opinion that the common stock to be issued to the Shareholder and resold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of Delaware including statutory provisions, all applicable provisions of the Delaware General Corporate Law and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By: /s/ Gregg E. Jaclin

      Gregg E. Jaclin

      For the Firm